EXHIBIT 99.01
Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

2 February 2006

Shire plc (the "Company")

Application for Block Listing - Amendment

This announcement replaces the announcement made by the Company at 7.00am on 30 January 2006. This announcement amends the number of shares for which the block listing application has been made to 3,000,000 shares.

Full, amended text follows:

Application has been made to the London Stock Exchange and the UK Listing Authority for the block listing of 3,000,000 ordinary shares of 5p each in order to satisfy future exchanges of certain exchangeable shares in Shire Acquisition Inc., which were issued on 11th May, 2001 pursuant to the acquisition, by way of a plan of arrangement pursuant to section 192 of the Canada Business Corporations Act, of BioChem Pharma Inc.

Upon issuance, the shares shall rank pari passu with the existing issued shares of the Company.

T May
Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160

	Brian Piper (North America)	+1 484 595 8252

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on central nervous system (CNS), gastrointestinal (GI), general products (GP) and human genetic therapies (HGT) - all being areas in which Shire has a commercial presence. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent

Registered in England 2883758 Registered Office as above

opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results. Shire’s focused strategy is to develop and market products for specialty physicians. This approach aims to deliver increased returns and lower risks. Shire’s in-licensing and merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.